CONOLOG ANNOUNCES COMPLETION OF $2.8 MILLION
PRIVATE PLACEMENT

Somerville, NJ - March 13, 2007: Conolog Corporation (Nasdaq: CNLG - News), an engineering and design company that provides digital signal processing solutions to global electric utilities, announced today that it completed a private placement of Convertible Promissory Notes with an aggregate face value of $2,825,000.

The investors have also received warrants to purchase an aggregate of 1,412,500 shares of the Company’s common stock. The warrant and the debenture exercise price is $2.88 and $2.00 per share, respectively. The warrants are exercisable beginning the sooner of August 15, 2007 or the date the Company’s stockholders approve the issuance of said stock in the event it is required under applicable Nasdaq rules through the second anniversary for the debenture and the fifth anniversary for the warrants. The Company received net proceeds of $2,487,500.

In addition, the selling agent, First Montauk Securities Corp. (including certain of its employees and affiliates) was granted a warrant to acquire 282,500 shares of the Company’s common stock.

As of March 12, 2007 there were 3,074,894 shares of Conolog’s common stock issued and outstanding. The securities sold to the investors were not registered under the Securities Act of 1933, as amended, and may not be offered or sold within the United States absent registration or an available exemption from such registration requirements. Pursuant to the subscription agreement and the selling agent agreement, Conolog is obligated to file a registration statement with the Securities and Exchange Commission to register the resale of the common stock issuable upon conversion of the debentures and the common stock issuable upon exercise of the warrant under the Securities Act.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Conolog Corporation

Conolog Corporation is a provider of digital signal processing and digital security solutions to electric utilities worldwide. Conolog designs sells electromagnetic products to the military and provides engineering and design services to a variety of industries, government organizations and public utilities nationwide. Conolog’s INIVEN division sells a line of digital signal processing systems, including transmitters, receivers and multiplexers.

Contact: Conolog Corporation: Robert Benou, Chairman, 908/722-8081

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of Conolog’s products, increased levels of competition, new products introduced by competitors, and other risks detailed from time to time in Conolog’s periodic reports filed with the Securities and Exchange Commission.